Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2024, relating to the financial statements of Biomea Fusion, Inc., appearing in the Annual Report on Form 10-K of Biomea Fusion, Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

January 6, 2025